Exhibit 10.5

AMENDMENT NO. 1 TO
LETTER AGREEMENT

This First Amendment (the “Amendment”) to the letter agreement dated August 17, 2022 (the “Letter Agreement”) is made and entered into as of the 20th day of September 2022 by and between ClimateRock (the “Company”) and Maxim Group LLC (“Maxim”). The Company and Maxim are herein collectively referred to as the “Parties” with each individually being a “Party.”

WITNESSETH:

Whereas, the Parties entered into that certain Letter Agreement; and

Whereas, the Parties desire to modify certain terms of the Letter Agreement, all as more fully described herein.

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Letter Agreement.

2.	Amendments.

The following are hereby added as Sections 3(B) and 3(C) of the Letter Agreement (replacing prior Section 3(B)):

B. With respect to any financing undertaken by the Company (or any successor to the Company) during the term of the Agreement, the Company (or any successor of the Company) shall use Maxim as its sole underwriter, placement agent and/or financial advisor with respect to such financings upon the economic terms set forth below, it being understood that such other customary terms and conditions of Maxim’s engagement shall be memorialized under a separate agreement consistent with this Section, and provided, also, that Company shall not be obligated to pay to Maxim any compensation with respect to investors who are introduced by the Target. With respect to any financing, the Company agrees to reimburse Maxim for, or otherwise pay and bear, the expenses and fees incurred by Maxim for the full amount of its reasonable and documented out-of-pocket accountable expenses (which shall include, but shall not be limited to, all fees and disbursements of Maxim’s counsel, travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and expenses incurred by Maxim in conducting its due diligence, including background checks of the Company’s officers and directors), up to a maximum of $125,000:

i.	For an issuance of the Company’s senior debt securities, a cash fee payable at any closing equal to two and one-half percent (2.5%) of the gross proceeds received by the Company at such closing;

ii.	For an issuance of the Company’s subordinated and/or mezzanine debt securities, a cash fee payable at each closing equal to four percent (4.0%) of the gross proceeds received by the Company at such closing; and

iii.	For equity, equity-linked or convertible securities, a cash fee payable at each closing equal to eight percent (8.0%) of the gross proceeds received by the Company at such closing.

If, within twelve (12) months after the Term, the Company or any successor to the Company completes any public or private offering of equity, equity-linked or debt securities or other capital raising activity from any of the investors who were contacted by Maxim in connection with this Agreement, the Company or any successor to the Company will pay to Maxim upon the closing of such financing or the receipt of such proceeds the compensation set forth in this Section 3(B).

C. The Company acknowledges and agrees that any compensation payable or paid to Maxim hereunder shall not be construed or characterized as compensation to an underwriter within the meaning of the rules of the Financial Industry Regulatory Authority, Inc. The Company hereby recognizes that the fees contemplated by this Agreement do not waive or in any way obviate the Company’s obligation to pay any of the previously agreed upon deferred compensation due and payable to Maxim under the Underwriting Agreement dated April 29, 2022, between Maxim and the Company (the “Underwriting Agreement”).

3.	Reference to and Effect on the Letter Agreement. Except as specifically modified or amended by the terms of this Amendment, the Letter Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Letter Agreement to itself shall be deemed references to the Letter Agreement as amended hereby.

4.	Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

5.	Governing Law. This Amendment shall be governed by the laws of New York without regard to principles of conflict of laws.

6.	Successors and Assigns. This Amendment shall be binding upon the parties and their respective successors and assigns.

7.	Headings. Headings in this Amendment are included for convenience of reference purposes only and shall not constitute a part of this Amendment for any other purpose.

In witness whereof, the Parties hereto have executed this Amendment as of the day and year first above written.

CLIMATEROCK

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Chief Executive Officer

MAXIM GROUP LLC

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Co-President

By:	/s/ Justin Rabinowitz
Name:	Justin Rabinowitz
Title:	Director, Investment Banking